EXHIBIT 11

CLECO CORPORATION

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

(UNAUDITED)

	For the three months ended June 30,
	2004	2003
	(Thousands, except share and per share amounts)
Basic earnings per share
Net income (loss) from continuing operations	$10,969	$(66,750)
Deduct: Non-participating stock dividends (4.5% preferred dividends)	11	11
Deduct: Participating preferred stock dividends	784	495
Income (loss) available to common shareholders from continuing operations	10,174	(67,256)
Basic net earnings (loss) per common share from continuing operations	0.22	(1.43)

(Loss) income from discontinued operations	$(288)	$349
Basic (loss) earnings per common share from discontinued operations	(0.01)	0.01

Total basic net income (loss) applicable to common stock	$9,886	$(66,907)
Basic earnings (loss) per common share	0.21	(1.42)

Weighted average common shares outstanding	47,078,622	47,225,304

Diluted earnings per share
Net income (loss) from continuing operations	$10,969	$(66,750)
Deduct: Non-participating stock dividends (4.5% preferred dividends)	11	11
Deduct: Participating preferred stock dividends	784	495
Income (loss) available to common shareholders from continuing operations	10,174	(67,256)
Diluted net earnings (loss) per common share from continuing operations	0.22	(1.43)

(Loss) income from discontinued operations	$(288)	$349
Diluted (loss) earnings per common share from discontinued operations	(0.01)	0.01

Total diluted net income (loss) applicable to common stock	$9,886	$(66,907)
Diluted earnings (loss) per common share	0.21	(1.42)

Weighted average common shares outstanding	47,078,622	47,225,304
Average shares of common stock under stock option grants	34,977	-

Average diluted shares	47,113,599	47,225,304

EXHIBIT 11

CLECO CORPORATION

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

(UNAUDITED)

	For the six months ended June 30,
	2004	2003
	(Thousands, except share and per share amounts)
Basic earnings per share
Net income (loss) from continuing operations	$24,189	$(48,474)
Deduct: Non-participating stock dividends (4.5% preferred dividends)	23	23
Deduct: Participating preferred stock dividends	1,308	1,014
Deduct: Amount allocated to participating preferred shareholders	72	-
Income (loss) available to common shareholders from continuing operations	22,786	(49,511)
Basic net earnings (loss) per common share from continuing operations	0.48	(1.05)

Loss from discontinued operations	$(130)	$(114)
Basic (loss) per common share from discontinued operations	-	-

Total basic net income (loss) applicable to common stock	$22,656	$(49,625)
Basic earnings (loss) per common share	0.48	(1.05)

Weighted average common shares outstanding	46,994,132	47,138,454

Diluted earnings per share
Net income (loss) from continuing operations	$24,189	$(48,474)
Deduct: Non-participating stock dividends (4.5% preferred dividends)	23	23
Deduct: Participating preferred stock dividends	1,308	1,014
Deduct: Amount allocated to participating preferred shareholders	72	-
Income (loss) available to common shareholders from continuing operations	22,786	(49,511)
Diluted net earnings (loss) per common share from continuing operations	0.48	(1.05)

Loss from discontinued operations	$(130)	$(114)
Diluted (loss) per common share from discontinued operations	-	-

Total diluted net income (loss) applicable to common stock	$22,656	$(49,625)
Diluted earnings (loss) per common share	0.48	(1.05)

Weighted average common shares outstanding	46,994,132	47,138,454
Average shares of common stock under stock option grants	37,254	-
Restricted stock (LTICP)	2,514	-

Average diluted shares	47,033,900	47,138,454